Exhibit 5.2

September 21, 2004

Board of Directors
Ashford Hospitality Trust, Inc.
14180 Dallas Parkway, Ninth Floor
Dallas, Texas 75254

Ladies and Gentlemen:

          We are acting as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, as amended, File No. 333-114283, and registering an indefinite amount of securities (the “Registration Statement”), of which the Company is proposing to issue and sell in an underwritten public offering by the Company up to 2,300,000 shares of Series A Cumulative Preferred Stock (Liquidation Preference $25.00 per Share) (the “Shares”) pursuant to the terms of the Underwriting Agreement, as defined below, and as described in the Prospectus, which forms part of the Registration Statement, as supplemented by a Prospectus Supplement dated September 15, 2004 (together with the Prospectus, the “Prospectus Supplement”). The Shares will be offered and sold by the Company as set forth in the Prospectus Supplement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on September 20, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Articles Supplementary of the Company creating the Shares, and certified by the Maryland State Department of Assessments and Taxation on September 21, 2004 and by the

Board of Directors
Ashford Hospitality Trust, Inc.
September 21, 2004

Secretary of the Company the date hereof, as being complete, accurate and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Executed copy of the Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Wachovia Capital Markets, LLC and Friedman Billings Ramsey will act as representatives (the “Underwriting Agreement”).

6.	Resolutions of the Board of Directors of the Company adopted by the Board on March 23, 2004, August 3, 2004, and September 9, 2004, and of the pricing committee thereof, adopted by written consent on September 15, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Board of Directors
Ashford Hospitality Trust, Inc.
September 21, 2004

          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee thereof, the Shares will be validly issued, fully paid, and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed on September 21, 2004 in connection with the offering of the Shares and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.